Exhibit 99.1

March 23, 2007

News Release

Source: EnXnet, Inc.

ENXNET TO BE AT VALUERICH SMALL CAP EXPO, MARCH 27TH & 28TH, 2007 IN MIAMI, FL

Tulsa, OK, March 23, 2007, EnXnet, Inc, (OTCBB Symbol: EXNT) (German Symbol E8U; German WKN# A0HMDW) representatives will be presenting a 2007 update on the company at the Value Rich Small Cap Expo being held at the Miami Intercontinental Hotel. Up to 800 investors, brokers and fund managers are expected to attend this 2-day event.

“2007 is shaping up to be a pivotal year for EnXnet and we feel the timing of the ValueRich show is perfect to bring current and new investors up to speed on all that is going on at the company,” says Ryan Corley, EnXnet CEO. ValueRich provides an excellent environment for the company to engage the investment community in a personal and direct manner.

“Integrated Capital Partners continues to perform for EnXnet and we have asked them to reconnect with investors at ValueRich. ValueRich attracts an influential group of brokers and investors and we are looking forward to letting them see how we plan to monetize the efforts of the past year, in 2007,” says Corley.

EnXnet has developed an impressive portfolio of proprietary products and technologies that address multi-billion dollar expanding markets. EnXnet's products provide unique, practical solutions in the established categories of; blank media (CD/DVD), stored value gift cards, and a revolutionary Medical device. More information can also be obtained on EXNT by visiting www.stockreportcard.com.

This release may include forward-looking statements from the company that may or may not materialize. Additional information on factors that could potentially affect the company's financial results may be found in the company's filings with the Securities and Exchange Commission.

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EnXnet Inc., Tulsa
Ryan Corley, 918-592-0015
Fax: 918-592-0016
investor@enxnet.com
www.enxnet.com
or
For Investor Relations:
Integrated Capital Partners, Inc
Phone: 908-204-0004
investor@icpichome.com